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                                                                   EXHIBIT 10.10


                 PRODUCTION AGREEMENT dated as of March 1, 1999

Between:

MATT BREWING CO., INC., a New York corporation with its principal office at 811 Edward Street, Utica, New York 13502 ("Matt")

and

The RED BELL BREWING COMPANY, a Pennsylvania corporation with its principal office at 3100 Jefferson Street, Philadelphia, PA, 19121 ("Red Bell").

RECITALS:

         A. Red Bell is the owner of (1) the formula for Philadelphia Original Lager, which it currently produces at its own brewery in Philadelphia, (2) the trademark Philadelphia Original Lager for beer, and (3) the trade name Red Bell Brewing Company.

         B. Red Bell is in need of additional capacity to produce its Philadelphia Original Lager.

         C. Matt is an experienced brewer with production capacity available and the parties are confident that Matt will be able to produce beer according to the Philadelphia Original Lager formula.

         D.       Matt and Red Bell wish to enter into this Production
                  Agreement.

NOW, THEREFORE, the parties agree as follows:

         1. Representations and Warranties of Red Bell, Red Bell represents and warrants to Matt that the statement made in Recital A above is true.

         2. Disclosure of Formula; Evaluation and Testing; Early Termination. Promptly after the signing of this Agreement, Red Bell will disclose to Matt, in writing, the Philadelphia Original Lager formula, along with any processing instructions. Following such disclosure the parties will do whatever evaluation and testing they deem necessary in order to assure themselves that Matt is able to produce beer according to the Philadelphia Original Lager formula. If test brews are required (and are unusable), Matt will charge only its direct costs for power and materials. Should the parties
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not agree that Matt is able to produce beer according to the Philadelphia
Original Lager formula, either party may terminate this Agreement before production commences by giving written notice to the other.

         3. Licenses Red Bell hereby licenses Matt to use, exclusively in the testing, production, packaging and sale of Philadelphia Original Lager pursuant to this Agreement: (1) the Philadelphia Original Lager formula, together with all processing instructions, and any additions to or changes in such formula and processing instructions, (2) the Philadelphia Original Lager trademark, and (3) the Red Bell Brewing Company trade name, together with all package designs and labels included in packaging and labeling specifications provided to Matt by Red Bell, and any additions to or changes in such packaging and labeling specifications. The licenses granted under this paragraph shall terminate upon any termination of this Agreement. Except as provided in the following paragraph 4, Matt agrees not to use the Philadelphia Original Lager formula and processing instructions, the Philadelphia Original Lager trademark, the Red Bell Brewing Company trade name, or package designs or labels provided to Matt by Red Bell other than pursuant to this Agreement.

         4. Confidentiality. Matt understands that Red Bell regards the Philadelphia Lager formula and processing instructions provided, and to be provided, to Matt as trade secrets and proprietary and confidential information belonging to Red Bell, and both parties recognize that business information regarding the other, including but not limited to, production volume, marketing plans, and pricing, are sensitive and should not be disclosed to third parties. Matt agrees not to disclose the Philadelphia Original Lager formula and processing instructions to anyone other than persons employed by Matt with need to know without the prior written consent of Red Bell, and prior to such disclosure, to obtain, or have in place, agreements requiring brewing supervisors and laboratory personnel employed by it to whom it does disclose the Philadelphia Original Lager formula and processing instructions not to disclose them to others. Matt further agrees not to copy the Philadelphia Original Lager formula and processing instructions developed or supplied by Red Bell to produce any products for itself, its affiliates, or any other party; provided, however, that nothing shall prevent Matt from making for itself and/or others products which another brewery, not having received disclosure of Philadelphia Original Lager's formula and processing instructions, would be free to make. Both parties agree not to reveal information about the other, without the consent of the other, except for information contained in press releases or trade
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advertisements and mutually agreed; but neither party to engage in public offering, change in corporate ownership, or similar corporate event. The obligations imposed by this paragraph shall survive any termination of this Agreement, but this paragraph shall not apply to information that:

         (a) was known to Matt or Red Bell, as the case may be, before its disclosure pursuant to this Agreement;

         (b) has since become general knowledge within the industry, other than through a breach of this Agreement;

         (c) is subsequently disclosed to Matt or Red Bell, as the case may be, by a third party having a legal right to do so.

         (d) is required to disclosed by law or court order.

         5.(a)Production by Matt; Purchase by Red Bell; Quantity; Meetings. Subject to the terms and conditions of this Agreement Matt agrees to produce for Red Bell and Red Bell agrees to purchase from Matt, such qualities of Philadelphia Original Lager beer as Red Bell may require, up to 10,000 barrels per year. All such beer shall be of the quality required by paragraph 11. The parties agree to meet in the first quarter of each year (after 1999) in order to review: (i) Red Bell's anticipated volume for that year, and (ii) any other matters related to this Agreement of concern to either party.

         5.(b) Yeast Red Bell understands and agrees that Matt will use its own yeast in producing Philadelphia Original Lager pursuant to this Agreement, and that Matt regards such yeast as proprietary and an asset of Matt's business. Red Bell agrees, upon any termination of this Agreement, to discontinue all use of Matt's yeast and to certify in writing that is has done so. Further, Red Bell agrees not to give Matt's proprietary yeast to any third party without Matt's agreement.

         5.(c) Packaging Unless otherwise agreed, all Philadelphia Original Lager produced by Matt pursuant to this Agreement will be packaged either in the standard 12 ounce bottle used by Matt or in 1/2 barrel Hoff-Steven's/Sankey kegs supplied by Red Bell. Packaging will be done in one packaging run per brew with Red Bell to specify the qualities desired for bottles and half barrels.

         5.(d) Pallets. All Philadelphia Original Lager, when produced, will be placed on pallets ready for shipment. Matt will charge Red Bell its standard deposit on all pallets (currently
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$8.00). Matt will refund this deposit upon the return of Matt pallets in useable condition. Red Bell will be responsible for ensuring that all its distributors follow Matt pallet procedures. (Schedule 2).

         6. Scheduling of Production. Scheduling of production of Philadelphia Original Lager will be a joint responsibility of the parties, with Matt determining the actual brewing and packaging dates, but Red Bell being responsible for furnishing timely and accurate information as to its requirements. In that regard, the parties recognize that the minimum time required between brewing and packaging is four to five weeks and that Matt needs lead time for scheduling and ordering supplies. The lead time currently needed by Matt is two (2) to three (3) weeks, so information as to Red Bell's projected requirements must be in Matt's hands at least six (6) to eight (8) weeks before any desired shipment date, but Red Bell agrees to use good faith efforts to cooperate with Matt in furnishing information as toll its projected requirements sooner if Matt's need for lead time increases. The parties also recognize that over-production will result in excessive inventory, which involves expense and may result in product not being fresh when they are shipped. Accordingly, Red Bell will use its best efforts to make sales forecasts it delivers to Matt as accurate as possible. In the absence of instruction from Red Bell, Matt may schedule brewing and packaging dates for Philadelphia Original Lager based on sales forecasts received from Red Bell and/or historical patterns. At its option, Red Bell may request that brewing and packaging of Philadelphia Original Lager be scheduled during specified weeks, and Matt will attempt to accommodate such requests provided they are received in time and take into account the minimum four (4) to five (5) week period between brewing and packaging.

         7. Ingredients and Supplies. Except as may be otherwise agreed with respect to ingredients and supplies that are unique to Philadelphia Original Lager, Matt will order and pay for all ingredients and supplies required for the production of the Philadelphia Original Lager pursuant to this Agreement. Ingredients and supplies that are not unique to Philadelphia Original Lager, including, but not limited to , malt, hops, yeast and bottles, will be taken from Matt's own inventory, and are included in the prices set forth in Schedule
1 to this Agreement. Packaging materials and supplies that are unique to Philadelphia Original Lager, including, but not limited to, crowns, labels, six packs and cartoons will be ordered by Matt from sources mutually agreed upon and their cost will be included in the price set forth in Schedule 1. However any such unique materials or supplies that
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have been held by Matt for more than three (3) months will be billed to Red Bell for payment and Matt shall not be obligated to store any of Red Bell's ingredients or supplies beyond one hundred eighty (180) days. Matt will use the same quality control procedures for ingredients, and supplies it orders for Red Bell as its uses on its own materials. Matt confirms that all unused ingredients and supplies for which Red Bell has paid will be physically segregated and identified as property of Red Bell. Matt further agrees to take reasonable care in storing such ingredients and supplies and to replace, at its expense, any ingredients or supplies that are damaged through Matt's negligence or willful misconduct, or that of Matt's employees, agents, or contractors.

         8.(a) Shipment of Finished Goods; Temporary Warehousing: Dumping: All Philadelphia Original Lager packaged by Matt will be delivered into inventory at Matt's brewery pending shipment, which will be arranged and paid for by Red Bell. Red Bell will use its best efforts to cause finished goods to be shipped (i.e., picked up) from Matt's brewery within thirty (30) days after date of invoice, Matt may notify Red Bell of inventory problems and, unless Red Bell removes such inventory within seven (7) days:

         (i) in the event that the goods are in cases, Matt may, and at the request of Red Bell will, cause such goods to be moved to an outside warehouse, for which, at present rates, there would be an transportation cost of $50.00 for 20 pallets, an inventory charge of $4.00 per pallet per month (prorated for partial months) and a $2.00 per pallet "in and out" charge, or

         (ii) in the event that the goods are in kegs, Matt may impose a storage fee per pallet of $.50 per day.

If finished goods are not shipped within six (6) months (for cases) or two (2) months (for kegs), as the case may be after the date of invoice, Matt may cause them to be dumped. Matt agrees to give Red Bell fourteen (14) days' written notice before causing goods either to be dumped or to be moved to an outside warehouse, but noting shall prevent Matt from giving such notice so that the expiration of the fourteen (14) days notice period coincides with the first date on which Matt would be entitled to take the action in question if no such notice were required. Red Bell agrees to pay, or reimburse Matt for, all reasonable transportation costs and all charges of any outside warehouse, to pay all reasonable charges imposed by Matt and to pay Matt dumping fees in the amount of $.33 per case and $2.00 per keg if goods are dumped.
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         8.(b) Risk of Loss Matt and Red Bell acknowledge and agree that, consistent with F.O.B. pricing terms, the risk of loss in loading the carrier's trucks shall be borne by Matt. However, the carrier's driver shall have the right to inspect each shipment for damage prior to leaving the loading dock and, accordingly, Red Bell shall bear the risk of loss on any shipment of Philadelphia Original Lager, once the carrier's truck leaves Matt's loading dock.

         9. Pricing The prices to be charged by Matt to Red Bell for the Philadelphia Original Lager to be produced under this Agreement are set forth in
Schedule 1 to this Agreement. (All prices are F.O.B., Utica). However, Matt shall have the right to pass along direct cost increases in excess of 2.5% in the costs listed in said Schedule I on thirty (30) days' written notice. Such notice will specify the price increase amount, and the new price.

         10.(a) Payment Terms; Property Rights Prior to Payment for Philadelphia Original Lager produced under this Agreement shall be due fifteen (15) days from date of invoice. Matt will invoice Red Bell on a weekly basis for all Philadelphia Original Lager when produced. Payment for all other charges and amounts owing under this Agreement shall be due fifteen (15) days from date of invoice. Matt may invoice Red bell for such other charges and amounts owing at any time after it has the right to impose a charge or be paid or reimbursed for any other amount owing. If Red Bell is repeatedly late in making payments, Matt may require future payments to be made by Electronic Funds Transfer, and/or refuse to extend credit terms at all. Invoices not paid within fifteen (15) days, shall bear interest at the greater of (i) one (1) percent per month or
(ii) two (2) percent above the rate designated and published in The Wall Street Journal as the "prime rate", or such other comparable rate as the parties shall agree upon if such "prime rate" is not available. Prior to payment, all Philadelphia Original Lager in Matt's possession, including any product for which a brewing process has begun and any product which Matt has caused to be moved to an outside warehouse, and all ingredients and supplies (whether or not unique to Philadelphia Original Lager) in Matt's possession, except for ingredients and supplies supplied by or paid for by Red Bell, shall be considered the property of Matt. Title for all Philadelphia Original Lager shall pass to Red Bell upon the first to occur of (i) the date of payment, and (ii) the date of shipment.

         10.(b) Initial Deposit. At the time of placing its initial order, Red Bell shall deposit with Matt an amount equal to (I) the cost of all materials unique to Philadelphia Original Lager which Matt will be required to order on its first order of
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Philadelphia Original Lager, (estimated to be $10,000), plus (ii) the sum of
$5,000, to cover start-up brewing and processing costs. The parties agree that Matt will have the right to adjust deposit amounts to cover packaging materials and beer costs required to support Red Bell's business.

         11. Quality; Quality Control Reports. All Philadelphia Original Lager produced by Matt shall be of salable quality and brewed, packaged and labeled by Matt according to specifications provided by Red Bell and agreed to by Matt, including the maintenance of standards and quality control programs. Matt shall use its best efforts to meet all of the specifications for the Philadelphia Original Lager, provided it establishes a satisfactory procedure that does not unduly delay bottling, Red Bell may, if it wishes, preapprove brew batches before bottling. Matt will code and date each production run and will furnish Red Bell with quality complaints it receives, and Matt agrees to take, at its own expense, such commercially reasonable measures to remedy any material problems or deficiencies as it would take in the case of one of its own products. In the event of a dispute over how to handle problems, Matt agrees to make available records of how similar problems have been handled.

         12. Right to Inspect and Be present; Rejection of Batches. Red Bell shall have the right to monitor and review the practices and procedures of Matt in the production, packaging, and labeling of Philadelphia Original Lager. To that end, Red Bell shall have the right to inspect Matt's plant during reasonable business hours. In addition, Red Bell may have a representative present at the brewery during production of its Philadelphia Original Lager and shall, unless it chooses not to, have a representative present for the initial brewing and bottling of Philadelphia Original Lager which objective testing determined to taste or look materially different from a representative sample of Philadelphia Original Lager, such rejection not to be arbitrary or unreasonable. Any rejected batches may be blended by Matt into other batches of Philadelphia Original Lager or Matt products with Red Bell's prior consent, such consent not to be unreasonably withheld.

         13. Compliance with Laws, Etc. Matt represents and warrants that all production facilities and manufacturing, packaging and storage practices comply with, and will continue to comply with, applicable federal, state and local laws, ordinances, regulations and health and safety standards. Red Bell represents and warrants that any processing instructions, product formula and packaging instructions furnished by it comply with, and will continue to comply with, applicable federal, state and local laws, ordinances,
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regulations and health and safety standards.

         14. Brewery of Record: Alternating Premises,

                  (a) Red Bell shall be identified as the brewery of record on all Philadelphia Original Lager produced pursuant to this Agreement. At Red Bell's request, Matt shall apply for, and provide assistance in obtaining any permits, licenses or approvals required by federal, state or local authorities on behalf of Red Bell. Red Bell agrees to reimburse Matt promptly for any reasonable out-of- pocket costs, including, without limitation, reasonable legal expenses, incurred in connection with any such applications.

                  (b) Matt shall, by establishing an alternating proprietorship if necessary, but subject to and in compliance with all applicable federal, state or local laws, rules and regulations, identify Red Bell, as the sole label source for all Philadelphia Original Lager produced pursuant to this Agreement. Red Bell agrees to reimburse Matt promptly for ant reasonable out-of-pocket costs, including, without limitation, legal expenses, incurred in complying with this paragraph.

                  (c) Notwithstanding the other provisions of this paragraph 14, Red Bell is permitted to list Utica, New York, as the actual place of brewing, whether required to by law or not.

         15. Product Liability Insurance. Matt and Red Bell each agree, during the term of this Agreement and for a period of four years afterward:

                  (a) to maintain product liability insurance coverage in the amount of $1,000,000 Per Occurrence and $3,000,000 Aggregate CSL (Combined Single Limit).

                  (b) to cause Red Bell or Matt, as the case may be, to be named as an additional insured (or additional insured vendor in the case of Matt's naming of Red Bell on its product liability insurance), with a thirty(30) day notice of cancellation provision, and

                  (c) to furnish Red Bell or Matt, as the case may be, with an appropriate certificate or certificates evidencing such insurance coverage.

         16. Force Majeure. Notwithstanding any other provision contained in this Agreement, if either party shall be prevented from performing, or delayed in the performance of its obligations under this Agreement by any cause beyond its control, including, but not limited to, acts of God, war, fire, traffic interruptions, governmental orders, regulations, or shortage or raw materials, or by strikes or labor disturbances, then performance of this Agreement by that party (other than payment of amounts due) shall, be suspended and excused, without damages, costs or penalties, while such cause exists; provided, however that if the period of duration of such cause is more than fifteen (15) days, and depending on the inventory of Philadelphia Original Lager product on hand at the time.

                  (a) if the party whose performance is prevented or delayed is Matt, both parties will use all reasonable efforts to obtain an alternative source for Philadelphia Original Lager until the situation is remedied, and Matt shall, to the extent it is still able to maintain production, continued to produce Philadelphia Original Lager in proportion to the capacity at the brewery, dedicated to Philadelphia Original Lager prior to the occupance of the event in question.

                  (b) if the party whose performance is prevented or delayed is Red Bell, Red Bell will not unreasonable withhold its consent to Matt's selling on commercially reasonable terms any inventory of Philadelphia Original Lager for Red Bell's account (after deducting any amounts owing from Red Bell to Matt). The parties agree, commercially reasonable terms, for the purposes of this paragraph, will be no lower than one (1) dollar per case less than the lowest price Red Bell has itself sold Philadelphia Original Lager.

         17. Bankruptcy, Etc. of Red Bell In the event Red Bell, voluntarily or involuntarily, enters a bankruptcy proceeding, or takes advantage of any insolvency proceeding, or makes an assignment for the benefit of creditors, Matt may, at its option, terminate this Agreement on 30 days written notice to Red Bell or, without terminating, suspend the performance of its obligations under this Agreement, or any of them, until it has received adequate assurance of payment in full. In addition, Matt (whether or not it terminated this Agreement), may exercise all the rights granted to it under paragraph 29 of this Agreement in a situation where Red Bell fails to purchase inventory, etc. upon a termination of this Agreement.

         18. Bankruptcy, Etc. of Matt. In the event Matt, voluntarily or involuntarily, enters into a bankruptcy proceeding, or takes advantage of any insolvency proceeding, or makes an assignment for the benefit of creditors, Red Bell may, at its option, terminate
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this Agreement on 30 days written notice to Matt.

         19. No Assignment. This Agreement is entered into by Red Bell and Matt in reliance upon the stability and reputation of each other and, therefore, may not be assigned without the written consent of the other party. If either party has entered into a Memorandum of Understanding or other binding, legal document contemplating a sale of assets, merger or similar corporate transaction, that party shall notify the other party to this Agreement as soon as possible and in not event later than seven (7) days after the execution of such Memorandum of Understanding or other legal document. In the event that a sale of assets, merger or similar corporate transaction actually occurs, this Agreement shall survive such sale of assets, merger or similar corporate transaction, but for a period of six(6) months following the effective date of such sale of assets, merger or similar corporate transaction, the other party to this Agreement shall have the unconditional right to terminate this Agreement upon sixty(60) days' notice subject to the provisions of paragraph 29 of this Agreement. The foregoing provisions of this Paragraph notwithstanding, RED BELL may assign this Agreement to any subsidiary or affiliate of Red Bell which is controlled by the dame management as RED BELL as of the date this contract is executed.

         20. No Joint Venture or Agency. This Agreement is a production agreement only and shall not in any way constitute a joint venture between Matt and Red Bell, nor in any way make either party the agent of the other.

         21. Matt's Right to Produce and Sell Other Products. Red Bell acknowledges Matt's right to produce and sell other beers and beverages which do not bear the Philadelphia Original Lager trademark or Red Bell's trade name.

         22. Entire Agreement: Amendment. This Agreement supersede and replaces all other prior agreements between the parties, and it represents the entire agreement between the parties. In the event there is a conflict between any memorandum, purchase order or invoice generated under this Agreement and the provisions of this Agreement, or between this Agreement and any other agreement or alleged agreement between the parties, this Agreement shall control. This Agreement may be amended only in writing signed by both parties.

         23. Governing Law. This Agreement shall be governed by the laws of the State of New York.
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         24. Dispute Resolution. Any dispute, controversy or claim arising out of or in relation to this Agreement or breach thereof shall be submitted to arbitration in Albany, New York, in accordance with the Rules of the American Arbitration Association for Commercial Arbitration. Arbitration shall take place before a panel of three (3) arbitrators, one to be chosen by each party and the third to be chosen by the arbitrators selected by the parties and according to the Rules of the American Arbitration Association. The arbitrators shall have the right to assess costs including reasonable legal expenses in favor of the prevailing party. The decision of the arbitrators shall be binding on both parties and the award of the arbitrators may be rendered a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, the parties may, prior to submitting a dispute to arbitration, have recourse to the courts of the United States of America or the State of New York for the propose of obtaining a temporary restraining order or other preliminary injunctive relief.

         25. Claims Limitation Period. All claims by either party arising out of or relating to this Agreement must be brought no later than (1) one year after such claims arose or the party having such claim shall be deemed to have waived and forever released it; provided that for this purpose, a claim will be deemed to have arisen at the time the party asserting the claim first became aware of it.

         26. Authorization. Each of the parties to this Agreement represents and warrants that this Agreement is within its corporate or other powers and has been authorized by all appropriate corporate action and that the persons signing this Agreement on its behalf have been duly authorized to do.

         27. Notices. Notices pursuant to this Agreement shall be given by telephone or facsimile transmission and confirmed by letter forwarded by certified mail, return receipt requested, addressed if to Matt, to:

                                    Nicholas O. Matt, President
                                    Matt Brewing Co. Inc.
                                    811 Edward Street
                                    Utica, New York 13502
                                    Telephone (315) 732-3181
                                    Fax: (315) 732-4296
         if to RED BELL, to:


                                    James R. Bell, President
                                    The Red Bell Brewing Co.
                                    3100 Jefferson Street
                                    Philadelphia, Pennsylvania 19121
                                    Telephone: (215) 235-2460
                                    Fax: (215) 235-2486

or to such other address as the party shall have designated.

         28. Term of Agreement: Termination. This Agreement shall be for a term of one (1) year, and will automatically renew for successive one (1) year terms on each anniversary of this Agreement. However, this Agreement may be terminated by either party at any time upon six (6) months written notice to the other party. This Agreement may also be terminated:

                  (a) by Matt, (i) on written notice to Red Bell, if Red Bell either (a) fails to make any payment called for by this Agreement within the time provided for such payment and fails to remedy the situation within fourteen
(14) days after receipt of notice from Matt, or (b) defaults in the performance of any of its other obligations under this Agreement and fails to remedy the situation within thirty (30) days after receipt of notice from Matt, (ii) on three (3) months written notice to Red Bell, if the total volume of Philadelphia Original Lager product by Matt is less than 5,000 barrels during any calendar year (other than 1999), or (iii) as provided in paragraph 2, 17, or 19 of this Agreement.

                  (b) by Red Bell, (i) on written notice to Matt, if Matt defaults in the performance of any of its obligations under this Agreement and fails to remedy the situation within thirty (30) days after receipt of written notice from Red Bell, or (ii) as provided in paragraph 2, 18, or 19 of this Agreement.

Upon any termination of this Agreement, Matt shall furnish to Red bell a statement showing (1) the inventory of Philadelphia Original Lager that Matt then has on hand, including (a) finished product, (b) product for which a brewing process has begun but has not been completed, and (c) unused ingredients and supplied that are unique to Philadelphia Original Lager (and which were stocked at Red Bell's request or were reasonably believed necessary to fulfill Red Bell's requirement), and (2) all amounts owing by Red Bell under this Agreement. Within fifteen (15) days after receipt of such statement or, in the case of product for which the brewing process has been completed, Red Bell shall buy from Matt (to the extent owned by Matt) and cause to removed from Matt's brewery the inventory of finished product (then finished, and to be finished) at the then current price (per attached Schedule I, as it may be amended by price changes), and all unused ingredients and supplies that are unique to Philadelphia Original Lager (and which were stocked at Red Bell's request or were reasonably believed necessary to fulfill Red Bell's requirement) at Matt's cost. If for any reason Red Bell fails, without legal justification, to comply with the preceding sentence, or if Red Bell owes Matt money, whose payment has not been provided for by bond or otherwise, Matt may call the personal guarantee of James R. Bell as detailed in Schedule III. In addition, Matt may, to the extent necessary to remedy Red Bell's default, (i) purchase from Red Bell, at Red Bell's cost, any ingredients and supplies unique to Philadelphia Original Lager and/or finished product for which Red Bell has not paid but which remains at Matt's Brewery (ii) continue to use Philadelphia Original Lager formula, processing instructions, trademark, package designs and/or finished product for which Red Bell has not paid (or which Matt has purchased as provided above), and (iii) package and sell for its own account, on commercially reasonable terms, all Philadelphia Original Lager then in its possession, or for which a brewing process has begun (or is begun in order to use up any ingredients and supplies unique to Philadelphia Original Lager). The parties agree, the commercially reasonable terms, for the purposes of this paragraph, will be no lower than two (2) dollars per case less than the lowest price Red Bell has itself sold Philadelphia Original Lager. Upon completion of the brewing process and after the packaging, sale and delivery of Philadelphia Original Lager, and receipt of payment for such product, this authorization shall end. Red Bell shall retain all rights to the Philadelphia Original Lager formula, processing instructions, trademark, package designs and Philadelphia Original Lager labels, and Matt shall do nothing to impair Red Bell's rights thereto.

         29. Construction. In the event a court of competent jurisdiction finally determines that any portion of this Agreement is invalid or unenforceable, such decision shall affect only that portion so determined and all remaining provisions of the Agreement shall remain in full force and effect.

         30. Effective Date. This Agreement shall be deemed to take effect on March 1, 1999.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.



                           MATT BREWING CO., INC,


                           By: Nicholas O. Matt
                              ----------------------------
                               Nicholas O. Matt, President

                           THE RED BELL BREWING CO.


                           By: James R. Bell
                              ---------------------------
                               James R. Bell, President